Exhibit 99.1

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

This AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) is entered into as of the 28th day of January, 2025 (the “Effective Date”), by and between Akebia Therapeutics, Inc., a Delaware corporation (“Akebia” or the “Company”), and John P. Butler, a resident of the Commonwealth of Virginia (the “Executive”).
WHEREAS, Executive is a valued employee of the Company;
WHEREAS, Executive and the Company are party to an Executive Severance Agreement dated as of the 3rd day of March, 2014 (the “Original Executive Severance Agreement”); and
WHEREAS, Executive and the Company desire to amend and restate the Original Executive Severance Agreement in its entirety to provide certain severance benefits to Executive according to, and contingent upon, the terms and conditions stated herein (the “Severance Benefits”).
NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and of other good and valuable consideration, including the compensation to be received by Executive from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1.Definitions.
(a)Cause. For purposes of this Agreement, and in each case as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole and reasonable discretion, the following will constitute “Cause”:
(i)indictment or conviction for either any felony offense or any other crime involving dishonesty;
(ii)participation in any fraud, theft, embezzlement or other misconduct or act of dishonesty involving the Company or any of its subsidiaries;
(iii)intentional damage to any property of the Company or any of its subsidiaries;
(iv)breach of the holder’s duties of good faith and fair dealing that are owed to the Company or any of its subsidiaries;
(v)breach or violation of any agreement between Executive and the Company or any of its subsidiaries, including, without limitation, any employment, confidentiality, non-competition, non-solicitation or assignment of inventions agreement;
(vi)conduct which in the good faith and reasonable determination of the Board of Directors demonstrates gross unfitness to serve;

(vii)failure to comply with the code of conduct of the Company or any of its subsidiaries or any other policies of the Company that have been approved by the Board of Directors or its authorized delegate,
(viii)insubordination or failure to follow the directions of the Board of Directors or of the Chief Executive Officer or President of the Company; or
(ix)any other conduct by Executive that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.
Executive shall have thirty (30) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to Sections 1(a)(i) and 1(a)(ii) above, for which no notice is required) if, in the sole and reasonable discretion of the Compensation Committee, such deficiency is curable.
(b)Good Reason. For purposes of this Agreement the following will constitute “Good Reason” for Executive to terminate his employment with the Company. For the avoidance of doubt, Executive shall not be considered to have terminated his employment for Good Reason unless Executive has (A) reasonably determined in good faith that a Good Reason condition has occurred; (B) not consented to the occurrence that he alleges constitutes Good Reason; (C) given the Company written Notice of Termination for Good Reason not more than sixty (60) days after the initial existence of the alleged condition giving rise to Good Reason; (D) given the Company at least thirty (30) days after receipt of such notice to cure the alleged deficiency; and (E) terminated his employment within sixty (60) days following the Company’s receipt of such notice.
(i)a material reduction in the nature or status of Executive’s responsibilities, authority, position or duties (unless arising directly or indirectly in connection with a documented and significant performance issue in Executive’s then-current position, as determined by the Compensation Committee in its sole and reasonable discretion). Notwithstanding the foregoing, neither of the following shall constitute Good Reason: (A) a reassignment of Executive to a position within the Company of substantially equivalent level or status with respect to Executive’s responsibilities and duties existing immediately prior to such reassignment, or (B) a change in reporting structure;
(ii)a material adverse reduction in the amount of aggregate cash compensation provided to Executive or failure by the Company to pay such compensation, except where such reduction occurs contemporaneously with the implementation of a firm-wide cost-reduction program affecting comparable executives (a “Reduction Program”);
(iii)the failure by the Company to continue in effect any incentive compensation plan in which Executive participates, unless an equitable alternative compensation arrangement has been provided, except that to the extent that participation in such plans has been reduced or eliminated for all other eligible executives, in which case the failure to continue Executive in any such plan shall not constitute Good Reason; or
(iv)establishment of the Company’s primary operations in any place beyond a fifty (50) mile radius of Cambridge, Massachusetts; provided, that Executive primarily provides services in Cambridge at the time of such establishment.

In all respects, the definition of Good Reason shall be interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto (“Section 409A”).
(c)Change in Control. For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events other than in connection with the consummation of an initial public offering of the Company’s securities:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)a change in the composition of the Board of Directors occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
(iii)the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv)the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
Notwithstanding the foregoing, a transaction will not constitute a Change in Control if: (a) its sole purpose is to change the domicile of the Company’s incorporation; or (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
In all respects, the definition of Change in Control shall be interpreted to comply with Section 409A.
(d)Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a notice which, if applicable, sets forth the specific “cause” or “good reason” provision of this Section 2 and sets forth the effective date of termination.
(e)Disability. For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental impairment to perform his job duties for a period exceeding twelve (12) consecutive weeks.

2.Termination of Agreement. This Agreement will terminate automatically upon (a) Executive’s termination for Cause; (b) mutual agreement between the Company and Executive; (c) Executive’s death, or (d) Executive’s Disability. Upon termination of this Agreement, Executive or his heirs or estate (as applicable) only will be entitled to payments required by law or agreement and benefits afforded under the Company’s employee benefit plans existing at the time of termination and in which the Executive participates.
3.Severance Benefits Upon Termination of Executive’s Employment. If Executive’s employment is terminated, then he may be entitled to certain monetary and non-monetary compensation and benefits as set forth below (the “Severance Benefits”):
(a)Termination by the Company for Cause; Executive’s Death or Disability. If Executive’s employment is terminated by the Company for Cause or on account of the Executive’s Disability, or if Executive’s employment is terminated due to the Executive’s death, then the Company shall pay Executive all amounts earned or accrued but not paid as of the effective date of such termination, including (i) Executive’s then-current base salary; (ii) legitimate business expenses incurred by Executive in the performance of his duties to the Company in accordance with the Company’s normal policies and practices; (iii) vacation pay in accordance with applicable law and the Company’s normal policies and practices; and (iv) any earned or accrued bonus or incentive compensation with respect to the calendar year ended prior to the year in which the termination became effective (collectively, “Accrued Compensation”).
(b)Termination by Executive without Good Reason. If Executive terminates his employment without Good Reason, then the Company will pay Executive all Accrued Compensation earned through the date of such resignation. Nothing herein shall prohibit the Company, in its discretion, from effectuating Executive’s resignation sooner than the date set forth in Executive’s Notice of Termination.
(c)Termination by the Company without Cause or by Executive for Good Reason (No Change in Control). If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason where there has not been a Change in Control, and provided that the Executive has satisfied all conditions precedent as set forth herein, then the Company shall:
(i)pay Executive all Accrued Compensation;
(ii)continue paying Executive’s then-base salary for a period of twelve (12) months payable in accordance with the normal payroll practices of the Company for its executives generally, with the first such payment to be made on the first payroll date that occurs after the day that is sixty (60) days after the date of termination, retroactive to the date of Executive’s termination, or such other method of payment as determined by the Company;
(iii)pay Executive an amount equal to one hundred percent (100%) of his annual target bonus for the year in which the termination occurs, such amount to be payable in a lump-sum on the first payroll date that occurs after the day that is sixty (60) days after the date of termination; and
(iv)provided that Executive appropriately and timely completes all required elections, the Company shall pay the premiums for health and dental insurance continuation (for Executive and all Executive’s eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the same amount and to the same extent it would if Executive still was employed by the Company until the earliest of (A) the last day of the month which falls twelve (12) months from the date of Executive’s termination (or such other period as required by applicable law); (B) the date that Executive and eligible dependents are no longer eligible to receive continuation coverage under COBRA; or (C) the date Executive becomes eligible to receive health or dental care coverage pursuant to the health or dental care plan of a new employer.
In the event that the Company terminates Executive’s employment without Cause as set forth in this Section 3(c), but the Company determines within one (1) year of such termination that the Company had the right to terminate Executive’s employment for Cause pursuant to Sections 1(a) and 3(a) above, the Company may terminate the payment of any amounts still owed to Executive pursuant to this Section 3(c).
(d)Termination by the Company without Cause or by Executive for Good Reason (Change in Control). If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case on or within twelve (12) months after the occurrence of a Change in Control, then the Company shall:
(i)pay Executive all Accrued Compensation;
(ii)continue paying Executive’s then-base salary for a period of twenty four (24) months payable in accordance with the normal payroll practices of the Company for its executives generally, with the first such payment to be made on the first payroll date that occurs after the day that is sixty (60) days after the date of termination, retroactive to the date of Executive’s termination, or such other method of payment as determined by the Company;
(iii)pay Executive an amount equal to two hundred percent (200%) of his annual target bonus for the year in which the termination occurs, such amount to be payable in a lump-sum on the first payroll date that occurs after the day that is sixty (60) days after the date of termination; and
(iv)provided that Executive appropriately and timely completes all required elections, the Company shall pay the premiums for health and dental insurance continuation (for Executive and all Executive’s eligible dependents) under COBRA at the same amount and to the same extent it would if Executive still was employed by the Company until the earliest of (A) the last day of the month which falls twenty-four (24) months from the date of Executive’s termination; (B) the date that Executive and eligible dependents are no longer eligible to receive continuation coverage under COBRA; or (C) the date Executive becomes eligible to receive health or dental care coverage pursuant to the health or dental care plan of a new employer. Notwithstanding the foregoing, if Executive and his eligible dependents are no longer eligible to receive continuation coverage under COBRA solely because, under applicable law, they are ineligible to receive continuation coverage under COBRA after the eighteenth (18th) month following the date of Executive’s termination, the Company will instead pay to the Executive, at the time such continuation coverage under COBRA ends, a taxable lump sum payment equal to six (6) months’ worth of the premiums the Company would have paid had coverage extended to twenty-four (24) months.
In the event that the Company terminates Executive’s employment without Cause as set forth in this Section 3(d), but the Company determines within one (1) year of such termination that the Company had the right to terminate Executive’s employment for Cause pursuant to Sections 1(a) and 3(a) above, the Company may terminate the payment of any amounts still owed to Executive pursuant to this Section 3(d).

(e)Notice of Termination Required. Any purported termination by the Company or by Executive must be communicated by a written Notice of Termination to the other party. For purposes of this Agreement, no purported termination of employment will be effective without a Notice of Termination.
(f)Timing of Payments. The Accrued Compensation payable to Executive as provided in this Section 3 will be paid pursuant to applicable state law or within ten (10) business days after the effective date of Executive’s employment termination, whichever period is shorter. Any other compensation provided for in this Section 3 will be paid as set forth above, subject to Section 9 below.
(g)Payroll Taxes and Withholdings. All Severance Benefits provided for in this Section 3 shall, to the extent required, be subject to ordinary and required payroll taxes, deductions and income tax withholding.
(h)Reemployment. If Executive becomes reemployed by the Company prior to the end of the period in which Executive is entitled to receive Severance Benefits, Executive will no longer be entitled to receive such Severance Benefits (except for any Accrued Compensation) as of the effective date of such reemployment.
(i)Benefit Plans. Executive’s entitlement to any other compensation or benefits upon termination of his employment shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.
4.Conditions Precedent to Receipt of Severance Benefits. Executive shall not be entitled to receive (or continue to receive) any Severance Benefits, except for Accrued Compensation, and shall not be entitled to any continued vesting of outstanding equity awards pursuant to Section 5(b) below unless:
(a)Executive executes (prior to the deadline established by the Company), does not revoke and complies with a general release of all claims against the Company and its officers, directors and employees upon terms and in a form reasonably acceptable to the Company;
(b)Executive executes (and does not rescind such acceptance within seven (7) business days after such execution) and complies fully with a new agreement to be entered into between Executive and the Company containing post-termination restrictive covenants (including, without limitation, covenants of non-disclosure, non-solicitation and non-competition, and covenants regarding the assignment of intellectual property) with the same scope, duration and conditions as any post-termination restrictive covenants previously agreed to between Executive and the Company at any time during Executive’s employment with the Company; and
(c)Executive complies fully with Sections 6 and 7 hereof.
5.Treatment of Equity.
(a)Upon a Change in Control – Awards granted before Effective Date. One hundred percent (100%) of Executive’s then outstanding unvested options, restricted shares, restricted stock units or other equity-based awards granted on or prior to the Effective Date shall immediately vest upon a Change in Control. The exercisability of stock options (or other awards requiring exercise) shall be extended, to the extent feasible and to the extent consistent with applicable law and the terms of the Company’s equity plans or programs (each, as in effect from time to time, a “Company Equity Plan” and, together, the “Company Equity Plans”) and the award agreements issued thereunder, beyond any lockup or similar restrictive period set forth in any documents executed in connection with a Change in Control. The Compensation Committee may determine in its reasonable discretion whether it is advisable or feasible to amend a Company Equity Plan or Plans and/or any equity agreements issued thereunder between the Company and Executive in order to effect the extended period of exercise contemplated by this Section 5(a). For the avoidance of doubt, no amendment shall be made by the Compensation Committee in furtherance of this Section 5(a) other than in accordance with Section 409A.
(b)Upon Termination by the Company without Cause or by Executive for Good Reason (No Change in Control). Executive’s then outstanding unvested options, restricted shares, restricted stock units and other equity-based awards shall remain outstanding and continue to vest in accordance with the terms of the applicable equity agreement(s) for the period of time during which Executive continues to receive Severance Benefits, as if he or she remained employed during such time, in accordance with Section 3(c)(ii) hereof. The Compensation Committee may determine in its reasonable discretion whether it is advisable or feasible to amend a Company Equity Plan or Plans and/or any equity agreements issued thereunder existing between the Company and Executive in order to effect the extended period of vesting contemplated by this Section 5(b). For the avoidance of doubt, no amendment shall be made by the Compensation Committee in furtherance of this Section 5(b) other than in accordance with Section 409A.
(c)Upon Termination by the Company without Cause or by Executive for Good Reason (Change in Control) – Awards granted after Effective Date. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in either case on or within twelve (12) months after the occurrence of a Change in Control, then one hundred percent (100%) of Executive’s then outstanding unvested options, restricted shares, restricted stock units and other equity-based awards granted after the Effective Date shall immediately vest upon such termination. The exercisability of stock options (or other awards requiring exercise) shall be extended, to the extent feasible and to the extent consistent with applicable law and the terms of the Company Equity Plans and the award agreements issued thereunder, beyond any lockup or similar restrictive period set forth in any documents executed in connection with the Change in Control. The Compensation Committee may determine in its reasonable discretion whether it is advisable or feasible to amend a Company Equity Plan or Plans and/or any equity agreements issued thereunder between the Company and Executive in order to effect the extended period of exercise contemplated by this Section 5(c). For the avoidance of doubt, no amendment shall be made by the Compensation Committee in further of this Section 5(a), nor shall any acceleration of vesting or settlement occur, other than in accordance with Section 409A.
6.Cooperation. During employment and after the termination of Executive’s employment for any reason, Executive agrees to cooperate with, and at the request of, the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during Executive’s employment, to the extent such cooperation does not unreasonably interfere with Executive’s personal or professional schedule. Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby.
7.Non-Disparagement; Permitted Disclosures.
(a)Except for permitted disclosures described in Section 7(b) below, Executive agrees that during his employment and for the greater of (A) one (1) year following the termination of his employment (regardless of the reason for termination) or (B) the period during which Executive receives Severance Benefits hereunder, Executive will not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capabilities or any other aspect of the Company’s business, products or services.
(b)Nothing in this Agreement, including Section 7(a) above, or elsewhere prohibits or restricts Executive from communicating with, or voluntarily providing information Executive believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). Executive is not required to notify the Company of any such communications or disclosures.
8.Successors and Assigns.
(a)Assignment by Company. The Company may, without the consent of Executive, assign this Agreement or delegate its obligations hereunder to any firm, entity, company or person (collectively, a “Person”) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, such Person or transfer all or substantially all of its properties or assets to such Person.
(b)Assignment by Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. All payments under this Agreement will inure to the benefit of and be enforceable by Executive’s legal personal representative(s).
9.Tax Consequences.
(a)The Company does not guarantee the tax treatment or tax consequences associated with Severance Benefits or vesting continuation or acceleration received by Executive hereunder.
(b)Parachute Payments. To the extent consistent with applicable law, the payment of any amounts or the provision of any benefits under this Agreement including, without limitation, the payment of Severance Benefits pursuant to Section 3 above or the accelerated vesting of equity pursuant to Section 5 above, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to Executive.
(c)Section 409A. The provisions of this Agreement are intended to comply with the requirements of Section 409A or with the conditions for an exemption from such requirements, and shall be construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined below) Executive is a specified employee (as defined below), as determined by the Company, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company, and that would otherwise be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months (or, if earlier, as soon as practicable following the Executive’s death) to the extent permitted or required by Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
10.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Akebia Therapeutics, Inc.
Attention: General Counsel
245 First Street, Suite 1400
Cambridge, Massachusetts 02142
If to Executive:
at the last residential address known by the Company
11.Non-Exclusivity of Rights. Nothing in this Agreement will prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which Executive may qualify, nor will anything herein limit or reduce such rights as Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries will be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
12.Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and a member of the Board of Directors of the Company.
13.No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
15.Dispute Resolution/Jurisdiction/Venue. Any dispute concerning this Agreement shall be heard by a court of competent jurisdiction within Massachusetts. The parties hereby acknowledge that they are subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities and/or Executive resides.
16.Expenses. To the extent Executive elects to have independent legal counsel review and or negotiate the terms of this Agreement or any release required by this Agreement, Executive shall be solely responsible for all associated costs and fees, including but not limited to attorneys’ fees.
17.Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
18.Effect on Other Agreements. The terms of this Agreement replace and supersede the terms in all other and prior agreements between Executive and the Company, including, without limitation, the Original Executive Severance Agreement, that relate to (i) post-separation severance and other post-separation benefits and (ii) equity acceleration in connection with a change of control, whether written or oral or express or implied, and no representations, promises, assurances or agreements have been made regarding the subject matter of this Agreement, except such as has been stated in this Agreement. For the avoidance of doubt, (a) the terms of any existing employment agreement or other agreement between Executive and the Company regarding assignment of intellectual property, confidentiality and non-disclosure, non-competition and non-solicitation between Executive and the Company shall remain in full force and effect and (b) all other terms in offer letters, employment agreements or any other agreements between Executive and the Company that do not relate to (1) post-separation severance or other post-separation benefits or (2) equity acceleration in connection with a change of control, will remain in full force and effect.
THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized person and Executive has executed this Agreement effective as of the day and year first above written.

EXECUTIVE By: /s/ John P. Butler John P. Butler President and Chief Executive Officer	AKEBIA THERAPEUTICS, INC. By: /s/ Erik J. Ostrowski Erik J. Ostrowski SVP, Chief Financial Officer and Chief Business Officer